CONSULTANCY AGREEMENT

THIS AGREEMENT effective as of May 16, 2006 (the "Effective Date"), between:

INYX, INC., a body corporate duly registered and authorized to carry on business in the State of Nevada with its corporate office located at 825 Third Avenue, 40th Floor, New York, NY, 10022 (hereinafter referred to as “INYX”)

    OF THE FIRST PART

-and-

ZIRCON CONSULTANTS LLC, an individual member limited liability company incorporated in the state of Florida, and carrying on business at 9595 Collins Avenue, Penthouse Unit 8, in the City of Surfside in the State of Florida (hereinafter referred to as “ZIRCON CONSULTING”)

  OF THE SECOND PART

WHEREAS INYX desires to retain the Services of ZIRCON CONSULTING;

AND WHEREAS INYX and ZIRCON CONSULTING wish to enter into an agreement respecting the terms and conditions, and performance of certain consulting and commercial and project management services by ZIRCON CONSULTING on behalf of INYX.

NOW THEREFORE this Agreement witnesses that, in consideration of these premises and of the terms, conditions and agreements herein contained, the Parties do hereby agree as follows:

 ARTICLE 1 - DEFINITIONS

In this Agreement, the following words shall have the meanings set out below:

1.
“Agreement” means this agreement and all amendments thereto made in writing by the Parties, and expressions “herein”, “hereof”, and “hereto”, “above”, “below” and similar expressions used in any paragraph, subparagraph, section or article of this agreement refer and relate to the whole of this agreement and not to that paragraph, subparagraph, section or article only, unless otherwise expressly provided.

2.
“Confidential Information” shall mean all information, whether written or oral, which is or has been disclosed by INYX to ZIRCON CONSULTING in relation to ZIRCON CONSULTING’s Services under this Agreement only and shall not include: (i) information which is publicly disclosed by INYX; (ii) information which is obtained by ZIRCON CONSULTING from a third party that (a) ZIRCON CONSULTING does not know to have violated, or to have obtained such information in violation of, any obligation to INYX with respect to such information, and (b) does not require ZIRCON CONSULTING to refrain from disclosing such information; and (iii) information which is required to be disclosed by ZIRCON CONSULTING under compulsion of law (whether by oral question, interrogatory, subpoena, civil investigative demand or otherwise) or by order of any court or governmental or regulatory body provided that, in such circumstance, ZIRCON CONSULTING shall give INYX prior written notice of such disclosure and cooperate with INYX to minimize the scope of any such disclosure.

3. "Effective Date" has the meaning ascribed thereto in the first line hereof.

4.
“For Cause” means any one of the following: (i) a breach or failure to observe any provisions herein; (ii) any act of gross negligence relating to the performance of the Services or the performance of the assigned responsibilities; (iii) the commission of an indictable offense by ZIRCON CONSULTING, which significantly impairs ZIRCON CONSULTING’s ability to deliver the Services and responsibilities hereunder or which materially or adversely affects the reputation of INYX, as determined in the sole discretion of the INYX; (iv) failure to comply with reasonable instructions, orders and directions of INYX.

5.	“INYX” shall include any affiliate of such Party.

6.	“Parties” means INYX and ZIRCON CONSULTING, and Party means either one of them as the context requires

7.	“Services” means the services to be provided by ZIRCON CONSULTING to INYX pursuant to Article 3.

8.	“Term” means the time period commencing on the Effective Date and ending on the effective date of the termination of this Agreement.

9.	“Territory” means identified pharmaceutical market areas that may be designated by the Parties from time to time. The Parties have identified Eastern Europe as an initial Territory.

10.	“ZIRCON CONSULTING” shall include any shareholder, director, officer or employee of such Party.

ARTICLE 2 - LEGAL RELATIONSHIP BETWEEN PARTIES

The Parties agree and acknowledge that ZIRCON CONSULTING is an independent contractor and through this Agreement is representing INYX on a project by project basis. Unless given authority, in writing by duly authorized representatives of INYX, ZIRCON CONSULTING has no authority to enter into any contract, assume any obligations or to give any warranties or representations on behalf of INYX. ZIRCON CONSULTING warrants that it shall at no time represent to third parties that ZIRCON CONSULTING or any of its employees, affiliates, or assigns has authority to enter into contracts, assume obligations or give warranties or representations on behalf of INYX, unless specifically authorized to do so, in writing, by duly authorized representatives of INYX.

ARTICLE 3 - DUTIES AND RESPONSIBILITIES OF CONSULTANT - SERVICES

During the Term of this Agreement:

ZIRCON CONSULTING shall provide general consulting services to INYX as may be directed by INYX from time to time.

ZIRCON CONSULTING shall provide INYX with general and commercial advisory services regarding the business environment in the designated Territory including any translation services that may be required by Inyx from time to time.

ZIRCON CONSULTING shall use its best commercial efforts to introduce INYX and its representatives and agents to required or requested industry contacts in target market areas within the specified Territory.

ZIRCON CONSULTING shall ensure that it maintains and supports any such established relationships in the Territory including keeping INYX informed about any change in the status of such relationships.

ZIRCON CONSULTING shall provide communication and infrastructure support to INYX, its agents and representatives in the target Territory.

ZIRCON CONSULTING shall provide assistance in the identification, coordination and procurement of necessary capital equipment and support services in the identified Territory, as may be requested by INYX from time to time.

ZIRCON CONSULTING shall provide any necessary project management and project supervisory services as may be requested by INYX from time to time. If such project management services fall outside the scope of ZIRCON CONSULTING’s expertise, ZIRCON CONSULTING shall promptly notify INYX of such, and at INYX’s request and cost, identify and retain the necessary expertise that INYX may require to carry out such services.

ARTICLE 4 - TERM OF ENGAGEMENT

INYX hereby engages and retains ZIRCON CONSULTING to provide the Services as described in Article 3 during the TERM commencing on the Effective Date through May 15, 2007 unless this Agreement is extended by INYX for an additional one-year period and agreed to by ZIRCON CONSULTING, in writing.

Such extension shall be submitted to ZIRCON CONSULTING by notice in writing to the notice address noted in this Agreement thirty days before expiration of this Agreement. ZIRCON CONSULTING shall accept the extension, within 10 days after such notice, by returning one executed copy of the renewal notice to the INYX's offices at the notice address noted herein.

INYX shall be able to terminate this Agreement For Cause upon providing ZIRCON CONSULTING five (5) days written notice at any time.

ARTICLE 5 - COMPENSATION

During the Term of this Agreement, ZIRCON CONSULTING shall invoice INYX for its consulting fees on a retainer basis, with such fees being determined and reconciled between the Parties from time to time, and on a project by project basis. Such invoices shall also include disbursements that ZIRCON CONSULTING may need to make from time to time on INYX’s behalf and shall include any reasonable costs, third-party deposits and payments, expenses and fees that ZIRCON CONSULTING may incur in carrying out the Services.

In addition to any project retainers agreed to between the Parties, INYX shall pay any additional invoiced fees to ZIRCON CONSULTING within fifteen days following receipt of such invoice. INYX shall also provide ZIRCON CONSULTING with a travel allowance not to exceed Two Thousand Dollars ($2,000.00) per month.

ZIRCON CONSULTING shall be responsible for the payment of all taxes related to its compensation, at its own cost.

Within thirty (30) days after receiving a written demand from INYX, ZIRCON CONSULTING shall promptly refund to INYX any monies advanced by INYX to ZIRCON CONSULTING, less any fees, expenses and costs owed to ZIRCON CONSULTING, and that have been previously approved by INYX.

ARTICLE 6 - CONFIDENTIALITY

In the course of its Services under this Agreement, ZIRCON CONSULTING shall only have access to information relating to the projects that ZIRCON CONSULTING is providing its Services for and not to information that INYX may determine, at its sole discretion, is material nonpublic information and which it must withhold from ZIRCON CONSULTING.

ZIRCON CONSULTING shall promptly notify INYX if it receives any such material nonpublic information and that all such material nonpublic information shall be then be treated as Confidential Information in all respects by ZIRCON CONSULTING.

ZIRCON CONSULTING’s obligation under this section shall continue after the date of expiration, termination or completion of this Agreement for a period of two years.

ARTICLE 7 - GENERAL

Preamble Incorporation

The Parties hereby confirm and ratify the matters contained and referred to in the preamble to this Agreement and agree that same are expressly incorporated into and form part of this Agreement.

Indemnity

ZIRCON CONSULTING is and shall be liable for and does hereby indemnify and save harmless INYX of, from, against any and all liabilities, losses, costs, damages, solicitors' fees and disbursements (on a solicitor-and-his-own-client basis with a right to full indemnity), claims, causes of action, actions, obligations, suits, proceedings, fines, penalties and expenses of whatever kind or nature (including direct losses, costs, fees, disbursements, damages and expenses of INYX), which INYX may suffer, sustain, incur, pay or be liable for, arising out of, relating to, in consequence of or in any way connected to ZIRCON CONSULTING performing and discharging the Services for INYX.

Survival

The Parties hereto acknowledge that the provisions of this Agreement which by their nature are meant to survive the expiration or termination hereof for the benefit of either Party hereto shall survive and shall not be merged therein or therewith.

Unenforceable Terms

If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected thereby and each remaining term, covenant or condition of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law.

Entire Agreement

This Agreement constitutes the entire Agreement between the Parties hereto relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties relating thereto and there are no general or specific warranties, representations or other agreements by or among the Parties in connection with the entering into of this Agreement or the subject matter hereof except as specifically set forth herein.

Further Assurances

The Parties hereto and each of them, do hereby covenant and agree to do such things and execute such further documents, agreements and assurances as may be necessary or advisable from time to time, in order to carry out the terms and conditions of this Agreement in accordance with their true intent.

Amendments

This Agreement may be altered or amended in any of its provisions when any such changes are reduced in writing and signed by the Parties hereto, but not otherwise.

No Waiver

No consent or waiver, express or implied, by either Party to or of any breach or default by the other Party in the performance by the other Party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of obligations hereunder by such Party hereunder. Failure on the part of either Party to complain of any act or failure to act of the other Party or to declare the other Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder.

Legal Fees

In the event of any action, suit, arbitration or any other proceeding in any way related to this Agreement brought by either Party hereto against the other, the prevailing Party shall be entitled to recover from the other, reasonable legal fees (on a solicitor-and-his-own-client basis) in connection therewith in addition to the cost of that action, suit, arbitration or other proceeding.

Notices

Any notice required or permitted to be given hereunder by any Party shall be in writing and shall be deemed to have been well and sufficiently given if:

• personally delivered to the Party to whom it is intended or if such Party is a corporation, to a director, officer or registered office of that corporation;

• if mailed by prepaid registered mail or delivered, to the address of the Party to whom it is intended as hereinafter set forth or to such other address as a Party may from time to time give notice in writing;

• if transmitted by facsimile transmission to the facsimile number of the Party to whom it is intended as hereinafter set forth.

ZIRCON CONSULTANTS, LLC
PH 8, 9595 Collins Avenue
Surfside, Florida, USA
33154

   c/o INYX CANADA, INC.
Suite 205, 4141 Yonge Street
North York, Ontario, Canada
M2P 2A8

Any notice delivered, or transmitted by facsimile, as aforesaid shall be deemed to have been received on the date of delivery or transmission [and any notice mailed shall be deemed to have been received seventy-two (72) hours after the date is postmarked]. If normal facsimile service [or mail] is interrupted by strike, slow-down, force majeure or other cause after the notice has been sent, the notice sent by such impaired means of communication will not be deemed to be received until actually received. In the event any of such means of communication is impaired at the time of sending the notice, the Party sending the notice shall utilize any other means which has not been so impaired or shall deliver the notice in order to ensure prompt receipt thereof.

Headings

The headings in this Agreement have been inserted for reference and as a matter of convenience only and in no way define, limit or enlarge the scope or meaning of this Agreement or any provisions hereof.

Governing Law and Submission to Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, and the Parties hereto hereby submit to the jurisdiction of the Courts in the State of Florida.

Counterparts

This Agreement may be executed in several counterparts each of which when so executed shall be deemed to be an original, and such counterparts shall constitute one and the same instrument and notwithstanding their date of execution shall be deemed to bear date as of the date of this Agreement.

Enurement

This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective heirs, executors, administrators, successors and assigns.

SIGNATURE PAGE

IN WITNESS WHEREOF the corporate Parties have hereunto affixed their corporate seals duly attested to by the hands of their properly authorized officers in that behalf and the individual Parties have executed this Agreement all on the day and year first above written.

 PER: /s/ Marc Couturier     PER: /s/ Rustam Saidazimov
Inyx Inc.          Zircon Consulting